Exhibit 10.3

ACER THERAPEUTICS INC.
2018 STOCK INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT (INDUCEMENT AWARD)

You have been granted the following Option (this “Option” or this “Award”) to purchase shares of Common Stock (“Stock”) of Acer Therapeutics Inc. (the “Company”) under the Acer Therapeutics Inc. 2018 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Participant:	Adrian Quartel
ID:	E010075
Award Number:	20180172
Type of Option:	Nonstatutory Option
Date of Grant:	February 21, 2022
Vesting Commencement Date:	February 21, 2022
Number of Shares:	200,000
Exercise Price Per Share:	$2.55
Vesting Acceleration:	The Shares will become fully vested immediately prior to a “Change in Control,” as described in the Stock Option Agreement.
Expiration Date:	February 21, 2032
This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.
Vesting Schedule:

The Shares subject to this Option become exercisable over a four-year period, with 25% vesting on the one-year anniversary of the Vesting Commencement Date and the remaining 75% vesting in equal increments quarterly thereafter (in arrears) over the remaining three years, subject to continuous Service from the Vesting Commencement Date.

By your electronic signature and the electronic signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the term and conditions of the Plan and the Stock Option Agreement (this “Agreement”), both of which are attached to and made a part of this document.

By your electronic signature, you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a website, it will notify you by e-mail.  By your electronic signature, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”.

ACER THERAPEUTICS INC.

By:/s/ Harry S. Palmin

Name:Harry S. Palmin

Title:COO & CFO

ACER THERAPEUTICS INC.
2018 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT (INDUCEMENT AWARD)

The Plan and Other Agreements

The Option that you are receiving is granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference.  Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award.  Any prior agreements, commitments or negotiations concerning this Option are superseded.  This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Tax Treatment	This Option is a nonstatutory option.
Vesting

This Option becomes exercisable in installments, as shown in the Notice of Stock Option Grant.  The Shares will become fully vested immediately prior to a “Change in Control” as defined in the Plan.  This Option will in no event become exercisable for additional Shares after your Service as an Employee or a Consultant has terminated for any reason.

Term

This Option expires in any event at the close of business at Company headquarters on the tenth (10th) anniversary of the Grant Date, as shown on the Notice of Stock Option Grant.  This Option may expire earlier if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason except due to your death or Disability, then this Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date).  The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Death

If your Service terminates because of your death, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date).  During that period of up to twelve (12) months, your estate or heirs may exercise this Option.

Disability

If your Service terminates because of your Disability, then this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date your Service terminates (or, if earlier, the Expiration Date).

Leaves of Absence

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law.  But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.  If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise

The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation.  The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Stock pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Stock as to which such approval will not have been obtained.

Notice of Exercise

When you wish to exercise this Option you must provide a written or electronic notice of exercise form (substantially in the form attached to this Agreement as Exhibit A) in accordance with such procedures as are established by the Company and communicated to you from time to time.  Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered.  The notice of exercise will be effective when it is received by the Company.  If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing.  Payment may be made in the following form(s):

•Your personal check, a cashier’s check, a money order or a wire transfer.

•Certificates for Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company.  The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price.  Instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of this Option.  However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

•By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes.  The balance of the sale proceeds, if any, will be delivered to you.  The directions must be given by providing a notice of exercise form approved by the Company.

•By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes.  The directions must be given by providing a notice of exercise form approved by the Company.

•If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option will be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued will be paid by you in cash other form of payment permitted under this Option.  The directions must be given by providing a notice of exercise form approved by the Company.

•Any other form permitted by the Committee in its sole discretion.

Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

Withholding Taxes and Stock Withholding

Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding and payment on account of obligations of the Company and/or your Employer.  In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer.  With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the maximum legally required tax withholding, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company.  The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes.  Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

In general, only you can exercise this Option prior to your death.  You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below.  For instance, you may not use this Option as security for a loan.  If you attempt to do any of these things, this Option will immediately become invalid.  You may in any event dispose of this Option in your will.  Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in this Option in any other way.

However, the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members.  For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than fifty percent (50%) of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than fifty percent (50%) of the voting interest.

In addition, the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.

The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

Retention Rights

Neither this Option nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity.  The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Shareholder Rights

This Option carries neither voting rights nor rights to dividends.  You, or your estate or heirs, have no rights as a shareholder of the Company unless and until you have exercised this Option by giving the required notice to the Company and paying the exercise price.  No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

Adjustments

The number of Shares covered by this Option and the exercise price per Share will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Company Shares, and in other circumstances, as set forth in the Plan.  The forfeiture provisions and restrictions described above will apply to all new, substitute or additional stock options or securities to which you are entitled by reason of this Award.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice

Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Section 409A of the Code

To the extent this Agreement is subject to, and not exempt from, Section 409A of the Code, this Agreement is intended to comply with Section 409A, and its provisions will be interpreted in a manner consistent with such intent.  You acknowledge and agree that changes may be made to this Agreement to avoid adverse tax consequences to you under Section 409A.

Applicable Law and Choice of Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of any state.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation will be conducted only in the courts of Montgomery County, Texas, or the federal courts for that district, and no other courts, where this grant is made and/or to be performed.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and (4) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of Shares subject to awards, the exercise price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Option will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection.  You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all options or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”).  You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan.  You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work.  You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf.  You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

BY ELECTRONICALLY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

ACER THERAPEUTICS INC.
2018 STOCK INCENTIVE PLAN
NOTICE OF EXERCISE OF STOCK OPTION (INDUCEMENT AWARD)

OPTIONEE INFORMATION: Name:Social Security Number:Employee Number:Address:

OPTION INFORMATION:

Grant Date:Exercise Price per Share:$Total Number of Shares of Acer Therapeutics Inc. (the “Company”) Covered by Option:Type of Stock Option:☒ Nonstatutory (NSO)Number of Shares of the Company for which Option is Being Exercised Now: (“Purchased Shares”)Total Exercise Price for the Purchased Shares:$Form of Payment:☐ Cash or Check for $payable to “Acer Therapeutics Inc.”☐ Cashless exercise☐ Net exerciseName(s) in which the Purchased Shares should be Registered:The Certificate for the Purchased Shares (if any) should be sent to the Following Address:

ACKNOWLEDGMENTS:

1.	I understand that all sales of Purchased Shares are subject to compliance with the Company’s policy on securities trades.
2.	I hereby acknowledge that I received and read a copy of the prospectus describing the Acer Therapeutics Inc. 2018 Stock Incentive Plan and the tax consequences of an exercise.

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3.

I understand that I must recognize ordinary income equal to the spread between the fair market value of the Purchased Shares on the date of exercise and the exercise price.  I further understand that I am required to pay withholding taxes at the time of exercising a nonstatutory option.

SIGNATURE AND DATE:

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